Exhibit 99.1

MOBILICOM LIMITED [ACN 617 155 978]

EMPLOYEE SECURITY INCENTIVE PLAN

Date of Adoption: 6 December 2024

PURPOSE, COMMENCEMENT AND INTERPRETATION

1	PURPOSE OF THIS PLAN

1.1	This Plan has been adopted for the purposes of:

(a)	providing Eligible Persons with a non-cash incentive to work to improve the performance of the Company;

(b)	attracting and retaining Eligible Persons for the continued growth and development of the Company;

(c)	promoting and fostering loyalty and support amongst Eligible Persons for the benefit of the Company; and

(d)	to align the interests of Eligible Persons and shareholders for long term mutual benefit of all parties.

1.2	This Plan amends the Company’s previously adopted Employee Share Option Plan adopted on 17 April 2018 (“Prior Plan”), with the primary purpose that this Plan will provide a broader scope for the types of interests which may be issued to Eligible Persons and further details of the additional terms and conditions which apply to certain Eligible Persons domiciled outside Australia (refer to Annexure A and Annexure B).

2	COMMENCEMENT

2.1	This Plan shall commence upon the day the Board resolves to adopt the Plan. Those provisions (if any) of this Plan that require any Shareholder or regulatory approval shall be deemed to be of no force and effect until such time as the required Shareholder or regulatory approval is obtained by the Company.

2.2	Notwithstanding the adoption of this Plan in amendment and replacement of the Prior Plan no holder of Options issued under the Prior Plan terms may be adversely affected by the amendment and replacement of the Prior Plan with this Plan. In the event of inconsistency between the Prior Plan and this Plan which adversely affects the holder of interests issued under the Prior Plan, the Prior Plan shall prevail.

3	INTERPRETATION

3.1	In this Plan, unless the context otherwise requires:

“Associated Body Corporate” means an associated entity of the Company, where the associated entity is a body corporate (as that term is defined in the ESS Regime).

“Board” means the board of directors of the Company from time to time.

“Committee” means the Remuneration and Nomination Committee, as existing from time to time.

“Company” means Mobilicom Limited [ACN 617 155 978].

“Constitution” means the constitution of the Company as amended from time to time.

“Corporations Act” means the Corporations Act 2001 (Cth).

“Director” means a director from time to time of the Company.

“Eligible Person” means:

(a)	a ‘primary participant’ (as that term is defined in the ESS Regime) in relation to the Company of an Associated Body Corporate;

(b)	a person or entity that is eligible to participate in the Plan pursuant to Annexure A or Annexure B; and

(c)	a person or entity has been determined by the Board to be eligible to participate in the Plan from time to time.

“ESS Regime” means Division 1A of Part 7.12 of the Corporations Act.

“Option” means an Option issued under this Plan to subscribe for a Share.

“Option holder” means a person who holds Unexercised Options.

“Other Interest” means a security (within the meaning of the Corporations Act) or other right, interest or entitlement (which may be a conditional right, interest or entitlement) to acquire or receive Shares or to receive or participate in a benefit referrable to Shares or the activities of the Company (which may include Shares subject to vesting or other conditions designated as “restricted stock shares or restricted stock units” (or a similar designation), and without limitation may include a preference share, a beneficial interest in shares held by a trustee or to the proceeds of the sale of shares held by a trustee, or an entitlement to receive amounts calculated as if Shares were issued or held by or on behalf of a person (alone or with others) and sold.

“Plan” means the Employee Security Incentive Plan as comprised by and contained in this document, as amended from time to time.

“Performance Right” means a right convertible into a Share subject to the satisfaction of the requirements for conversion and issue of a Share in accordance with the terms of the right.

“Security” mean a Share, Option, Performance Right or Other Interest, as the case requires, and notwithstanding that a Performance Right or Other Interest may not be a security within the meaning of the Corporations Act.

“Share” means an ordinary fully paid share in the capital of the Company.

“Shareholder” means a holder of Shares.

“Trigger Event” means:

(a)	the approval of resolutions by Shareholders for a scheme of arrangement between the Company and its creditors or members or any class thereof pursuant to section 411 of the Corporations Act;

(b)	a bidder’s statement issued under the Corporations Act becoming unconditional;

(c)	the date upon which a person or a group of associated persons becomes entitled to sufficient Shares to give it or them the ability, in general meeting to replace all, or allow a majority, of Directors in circumstances where such ability was not already held by a person associated with such person or group of associated persons;

(d)	any agreement for the sale of all or substantially all of the Company’s assets becoming unconditional; or

(e)	the occurrence of any event of circumstance which is analogous to the above or has the effect, once completed, of a change in control of the Company or ownership of all or substantially all of its asset.

“Unexercised Options” means Options issued under this Plan from time to time which have not lapsed and have not been exercised.

3.2	The word “offer” is used in this plan and any document under or referring to this Plan is for convenience only, and an offer referred to or under this Plan is an invitation to apply for Securities and is expressly not capable of creating a binding contract to issue Securities merely by acceptance.

3.3	In this Plan, unless the context otherwise requires, the singular includes the plural and vice versa.

3.4	A reference to a “business day” in this Plan, is a day which is not a Saturday or Sunday or public holiday in in Melbourne, Australia.

3.5	A reference to an act or other legislation includes a reference to that act or legislation as amended, re-enacted or replaced from time to time, and an act includes reference to applicable subordinate legislation.

3.6	Nothing in this Plan will apply to permit or authorise, or be interpreted as permitting or authorising, any act (including an omission) prohibited by law of which is contrary to the Constitution. Acts ancillary to the exercise of powers under this Plan including acts to comply with the law or the Constitution in order to give effect to the purpose and intention of this Plan are acts under this Plan.

3.7	Annexure A and Annexure B form part of this Plan.

SECURITIES AND OTHER INTERESTS

4	NUMBER OF SECURITIES

4.1	The total maximum number of Securities which may be issued under this Plan from time to time is:

(a)	where the Securities are offered under the ESS Regime, the number which is 20% of the number of Shares then on issue or such other greater amount as may be specified in the Company’s Constitution from time to time; or

(b)	where the Securities are offered in Australia, and not under the ESS Regime, such number of Securities as approved by the Board subject to any applicable laws;

(c)	where the Securities are offered outside Australia pursuant to Annexure A or Annexure B such number of Securities as are approved by the Board and permitted by those annexures.

4.2	For the purposes of clause 4.1:

(a)	A Share issued on exercise of an Option or exercise or conversion of a Performance Right or Other Interest is not to be counted in determining the number of Securities issued under this Plan.

(b)	An Option, Performance Right or an Other Interest which has been exercised or converted, or which has lapsed or been cancelled, is not to be counted in determining the number of Securities issued under this Plan after the Option, Performance Right or Other Interest is exercised, converted, lapses or is cancelled.

(c)	A Security which lapses before vesting is not to be counted in determining the number of Securities issued under this Plan after the Security has lapsed.

(d)	Where the invitation or offer in respect of a Security specified the proposed issue of the Security would not occur or would be deferred until or unless an event occurred, a condition (which may be the non-occurrence of an event) was satisfied and/or a period of time passed and the proposed issue was cancelled or is deemed to have been cancelled in accordance with the terms of the invitation or offer and/or this Plan, the Security is not to be counted in determining the number of Securities issued under this Plan.

(e)	The number of Securities represented by an Option, Performance Right or an Other Interest is the number of Shares to be issued upon exercise or conversion of the Option, Performance Right or Other Interest. If the terms of issue of a Performance Right or an Other Interest do not provide for a fixed number of Shares to be issued or it is otherwise not possible to establish at the time of the applicable invitation or offer the exact number of Shares that would be issued upon exercise or conversion of the Performance Right or Other Interest:

A.	the maximum number of Shares which may be issued if all conditions of exercise or conversion of the Performance Right or Other Interest were to be satisfied shall be counted for the purposes of clause 4.1; or

B.	the Directors may specify a number of Shares for the purposes of clause 4.1, on the basis of a reasonable estimate of factors to be included in calculation of the number of Shares which would be issued (for example, if the price of Shares at the time of exercise or conversion is a factor in the calculation, by using a price representing the price of Shares at the time an invitation or offer is made in the absence of a minimum price or other determinant of price affecting the calculation).

5	TYPES OF SECURITIES

5.1	The Company may issue Securities of any type provided for under this Plan. Subject to compliance with applicable laws, the choice of the type of Security or Securities for which an invitation or offer is made, or which is issued to an Eligible Person, shall be at the discretion of the Board.

5.2	The type of Security which is the subject of an invitation or offer shall be specified in the applicable invitation or offer made by the Company under this Plan to the Eligible Person.

PARTICIPATION IN THIS PLAN

6	ELIGIBILITY AND ENTITLEMENT

6.1	Subject to applicable law and this Plan, the Board shall determine from time to time:

(a)	the number and type of Securities (if any) an Eligible Person will be invited to apply for and acquire pursuant to an invitation or offer under this Plan;

(b)	the terms of issue of the Securities;

(c)	whether any sum is to be payable for the issue of the Securities, whether prior to, at the time of or after the issue of the Securities; and

(d)	where applicable, the expiry date, any applicable vesting date or dates, and the exercise price, if any, of Options, Performance Rights or Other Interests to be offered.

6.2	If the Board determines that Securities are to be offered to an Eligible Person, that Eligible Person shall be invited to apply in his or her name or in the name of his or her nominee (provided such nominee is approved by the Board) for all or part of the Securities offered to that Eligible Person. The Company shall issue the agreed number of Securities following receipt (within the time, if any, specified in the invitation) of the application and, if applicable, payment of any sum specified for the issue of the Securities.

6.3	An invitation or offer of Securities may specify that the proposed issue of the Securities will not occur or will be deferred until or unless an event occurs, a condition (which may be the non-occurrence of an event) is satisfied and/or a period of time passes. If such event, condition or period of time milestone is not achieved or satisfied then, in accordance with and subject to the terms of the invitation or offer and/or this Plan, the invitation or offer will be deemed withdrawn and cancelled and the Securities will not be issued. Until the issue of the Securities, the Eligible Person has no claim to the Securities or any Shares that would be issued upon exercise or conversion of an Option or Other Security.

6.4	The Board retains the right to withdraw an invitation or offer at any time prior to receiving an application from the Eligible Person to whom the invitation or offer was made (or that Eligible Person’s nominee).

6.5	It is a term of any invitation or offer that it may not be accepted by a person who is not an Eligible Person or who is a person to whom securities cannot be offered or issued without disclosure under the Corporations Act (for Australian based Eligible Persons) or otherwise in accordance with the securities laws of the jurisdiction in which the Eligible Person is domiciled (for non-Australian Eligible Persons).

6.6	An invitation may include an offer from the Board to loan an Eligible Person funds for the purposes of acquiring Securities under this Plan. Such loans are subject to compliance with applicable law, including without limitation the Corporations Act and the laws of the jurisdiction in which the Eligible Person is domiciled (to the extent they are applicable).

6.7	An invitation or offer is not valid, and the Company is not required to issue the Securities the subject of an invitation or offer, if that invitation or offer (and/or the issue of Securities) would result in a breach of any applicable laws.

7	ACCEPTANCE

7.1	Subject to this Plan and applicable laws, the Company shall accept and treat as valid any application or acceptance in response to an invitation or offer provided that the application accords, in all respects, with this Plan, is for the number of Securities to which the Eligible Person is invited to apply for and the invitation or offer, the recipient has performed or otherwise satisfied all requirements under or applicable to the invitation or offer, and the invitation or offer has not been withdrawn. The Company is not otherwise bound to issue Securities notwithstanding a person may have received an invitation or offer.

7.2	Upon acceptance of the application, the Company shall deliver a certificate or other record of holding in respect of the Securities granted to the Eligible Person within the period specified in the invitation unless the Eligible Person has agreed to the Company or third party retaining or receiving the certificate or record of holdings.

7.3	Each Eligible Person (and, if applicable, his or her nominee) will be taken to agree to be bound by this Plan upon the acceptance of an invitation or offer to take up Securities under this Plan.

7.4	If the Company is admitted to the official list of a recognised stock exchange, the recipient of Securities issued under this Plan agrees to complete, execute and comply with any restriction agreement (or other documents) necessary to satisfy the requirements of that recognised stock exchange in respect of any restriction (including any escrow or trading restrictions) which applies to the Securities and undertake all other matters considered by the Company to be reasonably necessary to satisfy the requirements of that recognised stock exchange, including granting an irrevocable power of attorney to the officers of the Company to do all matters and execute all documents on the recipients’ behalf.

SHARES

8	TERMS OF ISSUE

8.1	Shares issued under this Plan (which, for the avoidance of doubt, may include Shares which are described as “restricted shares awards” or a similar description) are fully paid ordinary shares in the capital of the Company but may be subject to restrictions, special requirements, satisfaction of milestone or other terms of issue without necessarily forming a distinct class of securities for the purposes of the Corporations Act.

8.2	The Board may determine the restrictions, special requirements or other terms of issue of any Share which may be issued under this Plan, provided such is described in the invitation to apply for or offer of that Share. The description may be by way of reference to this Plan (which is deemed to be incorporated in any such invitation or offer as if set out in the invitation or offer in full) or any other document provided that, without limiting the other ways a copy may be made available, the Board will make a copy available to the named recipient of the invitation or offer within a reasonable period of a written request to do so.

8.3	Without limitation, the terms of issue of a Share may specify that the Share is not able to be transferred, disposed of or encumbered until one or more conditions (which may include the passage of time to the occurrence or non-occurrence of an event) are fulfilled or an amount is paid to the Company, or that (subject to the Corporations Act) Shares must be transferred as directed by the Company or sold back, whether or not for any consideration or compensation, upon the occurrence of an event or if an event does not occur (whether by a particular date or otherwise).

8.4	This clause 8 does not limit the nature, class or terms of issue of classes of shares which may be issued under this Plan as Other Securities.

OPTIONS

9	TERMS OF OPTIONS ISSUED UNDER THIS PLAN

9.1	Unless specified in the terms of an offer under this Plan, no amount is payable for a grant of Options.

9.2	Each Option shall carry the right in favour of an Option holder to subscribe for one fully paid ordinary Share in the capital of the Company.

9.3	Each Option expires on the expiry date specified in the terms of issue of that Option, subject to earlier expiration, lapse or cancellation in accordance with the terms of this Plan and/or the offer of invitation relating to the Option.

9.4	Options may only be exercised if permitted by this Plan and on the terms of issue. Options cannot be exercised unless vested in accordance with the terms of issue.

9.5	Subject to clause 9.6, the exercise price of each Option shall be as specified in the terms of issue of that Option. The exercise price shall be payable in full on exercise of the Option by the Holder.

9.6	The Company may permit cashless exercise of options, at the discretion of the Board. The particulars of such cashless exercise shall be set out in the terms of the relevant Options to be issued under the Plan.

9.7	Options shall be exercisable by the delivery to the registered office of the Company of a notice in writing stating the intention of the Option holder to exercise all or a specified number of Options, accompanied by the relevant Option certificate (if any) and payment for the exercise price of all the Options exercised by such method as specified by the Company in writing.

9.8	An exercise of only some Options shall not affect the rights of the Option holder for the balance of the Options held by him or her.

9.9	If an Option is exercised in accordance with this Plan and its terms of issue, the Company shall issue the resultant Share and deliver notification of shareholding within the time specified in the invitation documentation or such longer time as may be permitted under the Constitution and if no such time is specified within a reasonable time determined by the Board.

9.10	Shares issued pursuant to the exercise of Options shall rank equally with existing Shares of the Company in all respects from the date of issue of the Share.

9.11	Options may not be transferred, assigned or otherwise dealt with except in accordance with clause 16 of this Plan.

9.12	The Company is not bound to recognise any transfer or assignment of Options unless made in accordance with clause 16 of this Plan and then only if a copy of the duly executed instrument of assignment or transfer is lodged with the Company.

9.13	Holders of Options which have vested will be permitted to participate in any new pro-rata issue of securities of the Company subject to the prior exercise of the Options and any restriction obligations. The Company will ensure that Option holders will be allowed at least 2 business days’ notice to allow for conversion of Options prior to the record date in relation to any offer of securities made to shareholders.

9.14	The Options will not give any right to participate in dividends until Shares are issued pursuant to the exercise of the relevant Options.

9.15	Options issued under this Plan do not confer upon the holder a right to receive notices of general meetings (except as by law), nor any right to attend, speak at or vote at general meetings of the Company.

10	EXERCISE PERIOD & LAPSE OF OPTIONS

10.1	Options may only be exercised at the times and on the terms permitted by the terms of issue and in accordance with the requirements of applicable law, including without limitation the Corporations Act.

10.2	Options lapse and cannot be exercised after the expiry date specified in their terms of issue.

11	TERMINATION OF RIGHT TO EXERCISE OPTION

11.1	Subject to clauses 11.2 and 11.3, an Option holder’s right to exercise Options under this Plan shall terminate within 60 days of the Option holder ceasing to be an Eligible Person (or, if the Option holder is a nominee or assignee of an Eligible Person, the Eligible Person who nominated the nominee or assignee ceasing to be an Eligible Person) provided that:

(a)	where an Eligible Person dies and at the date of his or her death that Eligible Person (and his or her nominees or assignees) held any Vested Unexercised Options, such Options may be dealt with by the legal personal representatives of the Option holder (or, if applicable, his or her nominees or assignees) within 12 months of the date of the Eligible Person’s death (subject to the earlier expiry or lapse of the Options); or

(b)	except where otherwise provided for in this clause 11.1, if an Eligible Person ceases to be an Eligible Person by reason of the cessation of employment or their engagement as a consultant for whatever reason, and on the date the Eligible Person ceases to be an Eligible Person the Eligible Person (and his or her nominees or assignees) held any Vested Unexercised Options, the Board may, but is not required to, set a period within which such Options may be exercised prior to, at or within one month following the date upon which the Eligible Person so ceased to be an Eligible Person; or

(c)	where an Eligible Person ceases to be an Eligible Person by reason of:

A.	the retirement of the Eligible Person at or after attaining the age of 65 years;

B.	retirement of the Eligible Person before age 65 years with the consent of the Board;

C.	ill health of, or accident affecting, the Eligible Person; or

D.	redundancy by reason of participation in a voluntary redundancy scheme of the Company or an associated body corporate or being made redundant or being retrenched by the Company or an associated body corporate, and on the date the Eligible Person ceases to be an Eligible Person, the Eligible Person (and his or her nominees or assignees) held any Vested Unexercised Options, such Options may (subject to the earlier expiry or lapse of the Options) be exercised at any time before the expiry of 90 days from the date upon which the Eligible Person ceased to be an Eligible Person; or

(d)	where an Eligible Person is declared bankrupt or becomes subject to Part X of the Bankruptcy Act 1966 (Cth) (as amended) and upon such date the Eligible Person held any Unexercised Options, those Unexercised Options shall immediately lapse and cease to be exercisable; or

(e)	If the Option holder is a nominee or assignee of an Eligible Person, this clause 11.1 applies such that the Options held by the Option holder shall be subject to lapse in accordance with this clause 11.1 by reference to the nominating or assigning Eligible Person.

11.2	The Company may, at its discretion, reduce or extend the time periods in, or waive the application of any provision of, clause 11.1 of this Plan, but not so as to extend the expiry date of an Option beyond the expiry date specified in its terms of issue.

11.3	Nothing in clauses 11.1 and 11.2 of this Plan shall be taken to permit an Option to be exercised after its expiry date specified in its terms of issue and any reference to a date in those clauses shall be taken to be a reference to the earlier of that date or the expiry date of the relevant option or options.

11.4	The application of this clause 11 is subject to applicable law.

PERFORMANCE RIGHTS

12	TERMS OF PERFORMANCE RIGHTS ISSUED UNDER THE PLAN

12.1	The Board may offer Performance Rights under this Plan.

12.2	The terms of Performance Rights offered under this Plan shall be as determined by the Board at its absolute discretion and shall include:

(a)	the number of Performance Rights to be offered;

(b)	the number of Shares into which each Performance Right is convertible;

(c)	the performance hurdle(s) to be achieved for conversion of Performance Rights to Shares;

(d)	the expiry date of Performance Rights by which the performance hurdle(s) must have been met, failing which Performance Rights lapse (subject to the other terms of the Performance Rights);

(e)	the vesting condition(s), in addition to the applicable performance hurdle(s), applicable to Performance Rights to be achieved prior to conversion of Performance Rights to Shares (if any);

(f)	Performance Rights do not confer:

A.	any right to vote (except as required by law) at or attend general meetings of the Company;

B.	entitlement to a dividend;

C.	any right to a return of capital;

D.	any right to a return of capital (whether in winding up, upon a reduction of capital or otherwise);

E.	any right to participate in surplus profit or assets upon a winding upon; or

F.	any right to participate in new issues of securities such as bonus issues or entitlement issues.

(g)	Such other terms as the Board determines at its absolute discretion.

12.3	The terms of a Performance Right issued under this Plan shall be referred to in the invitation or offer to an Eligible Person to apply for that Performance Right (or class of Performance Rights).

12.4	A Performance Right must not be converted to a Share is it is unlawful to do so.

12.5	An Eligible Person shall have no claim against the Company or any other person in the event of lapse and/or cancellation of a Performance Right prior to its conversion to a Share for any reason under the terms of issue of that Performance Right.

12.6	The terms of a Performance Right will be amended as required to comply with applicable law.

OTHER INTERESTS

13	NATURE AND TERMS OF OTHER INTERESTS

13.1	The Board may determine the nature, rights and liabilities attaching to, and terms of issue of any Other Interest which may be issued under this Plan.

13.2	The terms of issue of any Other Interest issued under this Plan may include that the Other Interest may be lapsed or be cancelled on such terms as the Board determines. An Eligible Person or other holder of an Other Interest shall have no claim against the Company or any other person if the Other Interest lapses or is cancelled as provided for in its terms of issue.

13.3	The Board may adopt rules subordinate to this Plan for the terms of and administration of particular Other Interests, which subordinate rules will apply to those Other Interests as terms of issue of those Other Interests. Clauses 17 to 22 of this Plan (both inclusive, with such amendments as the context requires and permits) will apply to such subordinate rules.

GENERAL

14	TRIGGER EVENTS

14.1	Upon the occurrence of a Trigger Event the Directors may determine:

(a)	that Options may be exercised, or that conditions or restrictions which apply to Performance Rights, Shares or Other Interests may be waived and released at any time from the date of such determination, and in any number on the date determined by the Directors acting bona fide so as to permit the holder to participate in any change of control arising from a Trigger Event provided that the Directors will forthwith advise in writing each holder of such determination; or

(b)	to use their reasonable endeavours to procure that an offer is made to holders of Options, Performance Rights, Shares or Other Interests on like terms (having regard to the nature and value of those interests) to the terms proposed under the Trigger Event in which case the Directors shall determine an appropriate period during which the holder may elect to accept the offer and, if the holder has not so elected at the end of that period, the Options, or rights to Performance Rights, Shares or Other Interests shall immediately become exercisable and if not exercised within the time period specific by the Directors, shall lapse and or be bought-back and cancelled (subject to compliance with applicable laws).

15	RECONSTRUCTION

15.1	In the event of any reconstruction (including consolidation, subdivision, reduction or return) of the issued capital of the Company:

(a)	if at the time of the reconstruction any securities of the Company is admitted to quotation by a recognised stock exchange, the Options, Performance Rights and Other Interests will be reorganised in accordance with the rules or their equivalent applying at the time of the reorganisation as necessary to ensure that the economic interest of the holder not adversely affected by the reconstruction disregarding the effect of any fractions or rounding; or

(b)	if at the time of the reconstruction no securities of the Company is admitted to quotation on a recognised stock exchange, the Options, Performance Rights and Other Interests will be reorganised in the same proportion as the underlying Shares to ensure that the economic interest of the holder not adversely affected by the reconstruction disregarding the effect of any fractions or rounding.

Note: For example only, in the case referred to in clause 16.1(b), if ordinary shares are reconstructed by each share being divided into four shares, if a pre-reconstruction Option to acquire one ordinary share was exercisable at two dollars, it will be divided into four Options each to acquire one post-reconstruction ordinary share at an exercise price of 50 cents each. The other terms and conditions of the Options will remain unchanged.

16	LIMITED TRANSFERABILITY & DEALINGS

16.1	Save as otherwise provided in this clause 16, Options, Performance Right, Shares (prior to their vesting) and Other Interests are personal to the Eligible Person and are not transferable or assignable and may only be exercised in accordance with this Plan. No Option, Performance Right, Other Interest or Share (prior to its vesting) issued under this Plan shall be capable of being mortgaged, pledged or encumbered in any way whatsoever without the written consent of the Board.

16.2	Subject to clause 16.3 and provided that the prior written consent of the Board is obtained (such consent not to be unreasonably withheld), clause 16.1 shall not prevent an Option, Performance Right, Other Interest or Share (prior to its vesting) issued under this Plan from being transferred or assigned:

(a)	by will or by operation of the laws of succession following the Eligible Person’s death; or

(b)	in accordance with a direction of the Board upon the incapacity of the Eligible Person; or

(c)	for Australian participants in the Plan, to a spouse or an associated trust or company within the meaning of former section 26AAB(14) of the Income Tax Assessment Act 1936; or

(d)	in a manner otherwise permitted by the Plan (including Annexure A or Annexure B).

16.3	Before an Option, Performance Right, Other Interest or Share (prior to its vesting) is transferred or assigned, the transferee must execute a covenant with the Company whereby the transferee agrees to be bound by the terms of this Plan.

16.4	The assignee a Security issued under this Plan under clause 16.3 from an Eligible Person will be taken to agree to be bound by this Plan upon the transfer or assignment of the Securities under this Plan taking effect.

MISCELLANEOUS

17	AMENDMENT OF THIS PLAN

This Plan may only be amended with the prior approval of the Board. For the avoidance of doubt, the adoption of subordinate rules to this Plan as contemplated by clauses 13.3 and 20.1(d) do not constitute amendments to this Plan.

18	RIGHTS OF EMPLOYEES OR CONSULTANTS

This Plan shall not form part of any contract of employment or services between the Company and any of its employees or consultants and shall not confer directly or indirectly on any employee or consultant any legal or equitable rights.

19	GOVERNING LAW

19.1	Subject to clause 19.1, this Plan, any Securities issued under this Plan and any invitation, offer or application under this Plan shall be governed by the laws applying in the Melbourne, Australia. Each person who accepts an invitation or offer of Securities made under this Plan, or who applies for or receives Securities issued under this Plan, or to whom this Plan otherwise applies submits to the non-exclusive jurisdiction of the Courts of the State of Melbourne, Australia and the Courts of appeal therefrom.

19.2	Annexure A and Annexure B shall be governed by and construed and enforced solely in accordance with the laws specified in those annexures provided in the event of inconsistency between the applicable provisions of the laws of those jurisdictions the Corporation Acts, the provisions of such Australian acts will prevail.

20	ADMINISTRATION OF THE PLAN

20.1	This Plan shall be administered by the Board who shall have the power to:

(a)	determine procedures from time to time for administration of this Plan consistent with this Plan;

(b)	subject to clause 17 of this Plan, amend or modify this Plan;

(c)	resolve conclusively all questions of fact or interpretation arising in connection with this Plan; and

(d)	adopt rules subordinate to this Plan that allow for, amongst other matters, the participation of residents outside Australia in this Plan.

20.2	The Board may delegate any of its powers under this Plan. An act by a delegate in accordance with a delegation of powers authorised by the Board will be as good, effective and binding as if it were an act of the Board under this Plan.

21	TERMINATION AND SUSPENSION OF PLAN

21.1	This Plan may at any time be terminated by the Board but such termination shall not, in and of itself, affect the rights of holders of Securities issued or the terms of Securities issued prior to such termination.

21.2	The Board may suspend the operation of this Plan for any period it considers desirable, but such suspension will not affect holders of Securities or the terms of Securities issued prior to such suspension.

22	RESPONSIBILITY FOR PARTICIPANTS TAX

The Company is not responsible for any tax which may become payable by an Eligible Person in connection with the issue or transfer of any Securities under this Plan unless specifically provided for in Annexure A or Annexure B.

ANNEXURE A – ISRAELI TAXPAYERS

Mobilicom Limited

Employee Securities Incentive Plan

This annexure (referred to as Appendix A), as amended from time to time, shall form part of the Mobilicom Employee Securities Incentive Plan, is made and shall be in effect as of the date of the adoption of the Plan (as defined below) by the board of directors of the Company (“Appendix A”).

PURPOSE OF APPENDIX A

The purpose of this Appendix is to specify the terms and conditions of Awards granted pursuant to the Mobilicom Employee Securities Incentive Plan (the “Plan”), to persons who are deemed to be residents of the State of Israel for tax purposes, or are otherwise subject to taxation in Israel, and is intended to establish certain rules and limitations applicable thereto, in compliance with the securities and other applicable laws currently in force in the State of Israel. For the avoidance of doubt, this Appendix A does not add to or modify the Plan in respect of any other category of Participants. Except as otherwise provided by this Appendix A, all grants made pursuant to this Appendix A shall be governed by the terms of the Plan. The Plan and this Appendix are complimentary to each other and shall be deemed as one. In any case of contradiction, whether explicit or implied the provisions of this Appendix A shall prevail. This Appendix shall be attached to the Plan and shall serve as an integral part thereof.

1.	DEFINITIONS

Far purposes of the Appendix and related documents, the following definitions shall apply:

1.1.	“102 Capital Gains Track” means the tax alternative set forth in Section 102(b)(2) or Section 102(b)(3) of the Ordinance, as applicable.

1.2.	“102 Capital Gains Track Grant” means a 102 Trustee Grant qualifying for the special tax treatment under the 102 Capital Gains Track.

1.3.	“102 Ordinary Income Track” means the tax alternative set forth in Section 102(b)(1) of the Ordinance.

1.4.	“102 Ordinary Income Track Grant” means a 102 Trustee Grant qualifying for the ordinary income tax treatment under the 102 Ordinary Income Track.

1.5.	“102 Trustee Grant” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

1.6.	“Associated Body Corporate” means, for the purpose of this Appendix only, any “employing company” within the meaning of Section 102(a) of the Ordinance.

1.7.	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Grantee, and includes both 102 Capital Gains Track Grants and 102 Ordinary Income Track Grants.

1.8.	“Award” means, individually or collectively, an application or acceptance by an Eligible Person of an offer or invitation from the Board to apply for and acquire Securities pursuant to the Plan.

1.9.	“Cause” shall, with regard to each specific Grantee, have the same meaning ascribed to such term or a similar term as set forth in any agreements and/or the Grantee’s employment agreement or other documents to which the Company or any of its Associated Body Corporate and the Grantee are a party concerning the provision of services by the Grantee to the Company or any of its Associated Body Corporate, or, in the absence of such a definition: (i) the commission of a crime of moral turpitude, unless the Board determines that such conviction will not adversely affect the Company or any of its Associated Body Corporate, or their reputation, or the ability of the Grantee’s to serve the Company or any of its Associated Body Corporate; (ii) any act of personal dishonesty by the Grantee in connection with the Grantee’s responsibilities to the Company or any of its Associated Body Corporate, including, but not limited to, theft, embezzlement, or self-dealing, (iii) any material breach (as determined by the Company in its sole discretion) by the Grantee engagement in competing activities, any disclosure of confidential information of the Company or any of Associated Body Corporate or breach of any obligation not to violate a restrictive covenant; (iv) a material breach of the Grantee’s employment agreement or the agreement governing the provision of services by a Non-Employee which are not cured (if curable) within seven (7) days after receipt of written notice thereof; or (v) any other circumstances under which severance pay (or part of them) may be denied from the Grantee upon termination of employment under any applicable law.

1.10.	“Companies Law” means the Israeli Companies Law 5759-1999.

1.11.	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

1.12.	“Employee” means a person who is employed by the Company or its Associated Body Corporate, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

1.13.	“Exercise Price” means the price to be paid for exercise of an Option with respect to each Share, as specified in the terms of issue of that Option.

1.14.	“Expiration Date” means the date upon which an Option shall expire, as indicated in the terms of issue of that Option subject to earlier expiration, lapse or cancellation in accordance with the terms of the Plan and/or the offer of invitation relating to the Option.

1.15.	“Grantee” means a person who receives or holds an Award pursuant to this Appendix A.

1.16.	“ITA” means the Israeli Tax Authorities.

1.17.	“Non-Employee” means any person or entity that is not an Employee.

1.18.	“Ordinance” means the Israeli Income Tax Ordinance (New Version] 1961, as now in effect or as hereafter amended.

1.19.	“Section 102” means section 102 of the Ordinance as may be amended.

1.20.	“Trustee” means any individual or an authorized entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102 of the Ordinance.

1.21.	“Unapproved 102 Track” means an Award granted pursuant to Section 102(c) of the Ordinance.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

2.	SHARES SUBJECT TO THIS APPENDIX; GRANT OF AWARDS

2.1.	The Company may, designate an Award granted to Grantees from time to time, the exact type, number, Exercise Price and other terms of which shall be determined by the Board.

2.2.	Each Award granted pursuant to this Appendix A, shall be evidenced by a written record of holding in respect of the Securities granted to the Eligible. Each Award shall state, among other matters, the type of Award granted (including the designated tax treatment section), the number of Shares to which the Award relates, the vesting dates, the Exercise Price, the Expiration Date and such other terms and conditions as the Board in its discretion may prescribe, provided that they are consistent with this Appendix.

3.	DESIGNATION OF GRANTEES

3.1.	The persons eligible for participation in this Appendix A as Grantees shall include any Employees and/or Non-Employees of the Company or of any Associated Body Corporate thereof; provided, however, that only Employees may be granted Awards pursuant to Section 102. Grantees which are Non-Employees shall be subject to the provisions of Section 3(i) of the Ordinance.

3.2.	The grant of an Award hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in, or to receive any other grant of Awards pursuant to the Plan (or this Appendix A) or any other Securities or share plan of the Company or any of its Associated Body Corporate.

3.3.	Notwithstanding anything in the Plan to the contrary, all Awards to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act, regulation or ITA rulings, as in effect from time to time.

4.	DESIGNATION OF AWARDS PURSUANT TO SECTION 102

4.1.	The grant of Approved 102 Award shall be conditioned upon the approval of this Appendix A by the ITA and the lapse of the 30 days as of receipt of the Plan and the Appendix A by the ITA. All Approved 102 Grants must be held in trust by a Trustee, as set forth herein below.

4.2.	The Company’s election to grant an Award as a 102 Capital Gains Track Grant or a 102 Ordinary Income Track Grant (the “Election”), shall be appropriately filed with the ITA. The Election shall obligate the Company to grant only the type of Awards it has elected, and shall apply to all applicable Grantees who were granted Awards in accordance with the provisions of Section 102(g) of the Ordinance.

4.3.	For the avoidance of doubt, the designation of an Award as a 102 Capital Gains Track Grant, a 102 Ordinary Income Track Grant or a grant pursuant to the Unapproved 102 Track shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

4.4.	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 5 below. All other Awards granted pursuant to this Appendix A, and all Shares issued upon exercise of such Awards, shall be held in trust by the Trustee, unless resolved otherwise by the Board.

5.	TRUSTEE

5.1.	Approved 102 Awards (including any Shares issued upon exercise of such Approved 102 Awards) and/or other shares received subsequently following any realization of rights including, without limitation, bonus shares and shares issued pursuant to a stock split, shall be allocated or issued to the Trustee (and registered in the Trustee’s name in the Company’s shareholders register) and held for the benefit of the Grantees for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). All certificates, if issued, representing Shares issued to the Trustee pursuant to this Appendix A shall be deposited with the Trustee, and shall be held by the Trustee until such time that such Shares are released from the aforesaid trust as provided herein. In the case the requirements for Approved 102 Awards are not met, any applicable Approved 102 Awards may be treated as Unapproved 102 Awards, in accordance with the provisions of Section 102 and regulations promulgated thereunder.

5.2.	Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Grantee’s tax liabilities arising from Approved 102 Awards, which were granted to such Grantee and/or any Shares allocated or issued upon exercise of such Awards.

5.3.	Notwithstanding any other provision of the Plan, no Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee.

5.4.	During the Holding Period, the Grantee shall not require the Trustee to release or sell the Awards or Shares and other shares received subsequently following any realization of rights derived from Shares or Awards (including stock dividends) to the Grantee or to a third party, unless permitted to do so by applicable law. After the lapse of the applicable Holding Period, each Grantee may request the Trustee, in writing, to release and transfer any Shares held by it for such Grantee’s benefit provided that all taxes required to be paid upon the release and transfer of the Shares have been withheld or paid by such Grantee for Transfer to the tax authorities and that the Trustee has received written confirmation from the Company that all requirements for such release and transfer have been fulfilled according to the terms of the Company’s corporate documents, the Plan (including this Appendix A) and any applicable law. Until a Grantee provides such notice, the Shares shall remain to be held by the Trustee in benefit for such Grantee.

5.5.	Notwithstanding the restrictions set forth hereinabove, if any such sale or release occurs during the Holding Period, the provisions of Section 102 of the Ordinance and any applicable rules, regulations, orders or procedures promulgated thereunder shall apply to and shall be borne by such Grantee.

5.6.	The execution of any instructions given to the Trustee by a Grantee shall, unless such right is waived by the Company, be subject to approval of such order by the Company. The Company shall not approve instructions given by the Grantee to the Trustee unless such instructions are in full compliance with the terms of the Plan and this Appendix A, the Company’s governing documents and any applicable law. The approval by the Company of any instructions given to the Trustee by a Grantee shall not constitute proof of the Company’s recognition or acknowledgement or acceptance of any right of such Grantee.

5.7.	In the event a stock dividend is declared on Shares which derive or comprise an Approved 102 Award, such dividend shall also be subject to the provisions of this Section 5 and the Holding Period for such dividend shares shall be measured from the commencement of the Holding Period for the Awards or Shares with respect to which the dividend was declared. In the event of a cash dividend on Shares, the Trustee shall transfer the dividend proceeds to the Grantee after deduction of taxes and mandatory payments in compliance with applicable withholding requirements and the provisions of Section 102 and any rules, regulations or orders promulgated thereunder.

5.8.	Upon the grant of an Approved 102 Award, the Grantee shall execute an undertaking to release the Trustee from any liability with respect to any action or decision duly made and bona fide executed in relation to this Appendix A and the Award granted hereunder.

6.	Special Terms and Conditions for Approved 102 Awards

6.1.	Each Approved 102 Award will be deemed granted on the date stated in a written notice by the Company, provided that on or before such date (i) the Company has provided such notice to the Trustee and (ii) the Grantee has signed all documents required pursuant to regulation of the ITA.

6.2.	In any event, with respect to Approved 102 Awards, the provisions of the Appendix and/or the Award Agreement executed in connection thereto, shall be subject to the provisions of Section 102 of the Ordinance and the Income Tax Rules (Tax Relieves for Grants of Shares to Employees), 2003-5763 and the Income Tax Assessor’s permit, and the said provisions and permit shall be deemed an integral part of this Appendix and of such Award Agreement.

6.3.	Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the Appendix or in the applicable Award, shall be considered binding upon the Company and the applicable Grantee. Each Grantee which was granted with an Approved 102 Award agrees to execute any and all documents which the Company or the Trustee may reasonably determine to be necessary in order to comply with the provision of any applicable law, and, particularly, Section 102, or the regulations and requirements set forth by the ITA, this, as a condition to such grant or to the issuance of any Shares of the Company.

6.4.	With respect to Unapproved 102 Awards, if the Grantee ceases to be employed by the Company or any Associated Body Corporate, the Grantee shall extend to the Company and/or its Associated Body Corporate a security or guarantee for the payment of tax due at the time of sale of Shares to the satisfaction of the Company, all in accordance with the provisions of Section 102 of the Ordinance.

7.	Governing Law & Jurisdiction

This Appendix A and any Awards granted hereunder, shall be governed by and construed and enforced in accordance with the laws of the State of Israel or the agreement by and between the Company and the Trustee or any other agreement or regulation relevant to the grant of Securities pursuant to this Appendix A to Employees or Non-Employees or which are necessary for its interpretation, without giving effect to the principles of conflict of laws.

8.	Tax Consequences

8.1.	Any tax or compulsory payment consequences arising from the grant, vesting or exercise of any Award, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Grantee), hereunder, or from amendment of any term of the Award, including but not limited to National Insurance payments and income tax, shall be borne solely by the Grantee. The Company and/or its Associated Body Corporate and/or the Trustee shall withhold taxes or compulsory payments according to the requirements of any applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax or other compulsory payment deriving from any payment made to the Grantee. In addition, the Grantee will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

8.2.	The ramifications of any future modification of all applicable laws regarding the taxation of Awards and/or Shares granted to Grantees hereunder shall apply to the Grantees accordingly and such Grantees shall bear the full cost thereof, unless such modified laws expressly provide otherwise. For the avoidance of doubt, should the applicability of such taxing arrangements to the Appendix or to securities issued in the framework thereof be stipulated by an application by the Company or by the Trustee that same shall apply, the Company shall be entitled to decide, at its absolute discretion, whether to apply such taxing arrangements and to instruct the Trustee to act accordingly.

8.3.	The Company and/or, when applicable, the Trustee shall not be required to release any Share to a Grantee until all required tax and other payments have been fully made. With respect to Grantees which are Non-Employees, Company shall be entitled to suspend or condition the grant of any Award or the issuance of any of any Share by the full satisfaction all tax and other payments relating to such, including satisfaction in full of any withholding obligation of the Company.

9.	Termination of Right to Exercise an Award

In the event of termination of the Company’s engagement with a Grantee as an Employee or Non-Employee for Cause, then unless the Board provides otherwise, any Securities not yet exercised under an Award shall not be exercisable from the effective date of termination, and the Grantee’s right to exercise such Securities pursuant to the Plan and this Appendix A shall terminate and have no further force and effect.

10.	Continuance of Employment or Services

10.1.	Neither the Plan nor the Award granted to the Grantee shall impose any obligation on the Company or an Associated Body Corporate thereof, to continue to employ or engage as service provider any Grantee, and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Grantee any right to continue in the employment by or service of the Company or an Associated Body Corporate thereof or restrict the right of the Company or an Associated Body Corporate thereof to terminate such employment or service at any time.

10.2.	Unless the Board provides otherwise, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence (except, for the avoidance of doubt, periods of legally protected leave of absence pursuant to applicable law).

ANNEXURE B – U.S. TAXPAYERS

Mobilicom Limited

Employee Securities Incentive Plan

Special Provisions for Persons who are U.S. Taxpayers.

1.1 This Annexure B – U.S. Taxpayers (the “U.S. Appendix”) to the Mobilicom Limited Employee Security Incentive Plan, as may be amended from time to time (the “Plan”) was approved by the Board on December 6, 2024 (the “Effective Date”).

1.2 The provisions specified in this U.S. Appendix apply only to Eligible Persons who are subject to United States federal, state and/or local income tax (each, a “U.S. Taxpayer”).

1.3 This U.S. Appendix provides for the grant of Options, Performance Rights or Other Interests to U.S. Taxpayers (collectively, the “U.S. Awards” and individually, a “U.S. Award”) under the Plan. Options granted under this U.S. Appendix may include Non-Qualified Stock Options as well as Incentive Stock Options intended to qualify under Section 422 of the Code.

1.4 The purpose of this U.S. Appendix is to establish certain rules and limitations applicable to U.S. Awards that may be granted or issued under the Plan to U.S. Taxpayers so as to comply with applicable tax, securities and other applicable laws currently in force. Except as otherwise provided by this U.S. Appendix, all grants made pursuant to this U.S. Appendix shall be governed by the terms of the Plan (including, without limitation, its provisions regarding adjustments). This U.S. Appendix is applicable to all U.S. Awards granted to U.S. Taxpayers under the Plan after the Effective Date.

1.5 The Plan and this U.S. Appendix shall be read together. In any case of an irreconcilable contradiction (as determined by the Board) between the provisions of this U.S. Appendix and the Plan, the provisions of the U.S. Appendix shall govern unless expressly stated otherwise in the Plan. For purposes of clarification, with respect to the granting of Options under this U.S. Appendix, if any term is defined in the Plan and this U.S. Appendix differently, then the term (as used in this U.S. Appendix and any Award Agreement issued in connection with this U.S. Appendix) shall have the meaning as defined in this U.S. Appendix.

1.6 The Plan and the U.S. Appendix shall be submitted to the Company’s shareholders for approval within twelve (12) months after the Effective Date1. As of the Effective Date, the Board or Committee may grant U.S. Awards pursuant to this U.S. Appendix; provided, however, that: (a) no Incentive Stock Option may be exercised under this U.S. Appendix prior to such shareholder approval; (b) if such approval has not been obtained at the end of said twelve-month period, all Incentive Stock Options previously granted or awarded under the Plan and this U.S. Appendix shall thereupon be automatically converted into and treated as Non-Qualified Stock Options; and (c) no Incentive Stock Option granted pursuant to an increase in the number of Shares approved by the Board shall be exercised prior to the time such increase has been approved by the shareholders of the Company.

[1]	NTD: Shareholder approval within 12 months of the effective date of this US sub-plan is required in order to be able to grant ISOs.

Definitions.

Capitalized terms not otherwise defined herein shall have the meaning assigned to them in the Plan. The following additional definitions will apply to grants made pursuant to this U.S. Appendix:

“Award Agreement” means the invitation or offer to a US Taxpayer for a U.S. Award under this Plan.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

“Disability” means, for purposes of this U.S. Appendix, with respect to Incentive Stock Options, a “permanent and total disability” within the meaning of Section 22(e)(3) of the Code, provided that in the case of Options other than Incentive Stock Options, the Board or Committee, in its discretion, may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Board or Committee from time to time.

“Fair Market Value” means, for purposes of this U.S. Appendix, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, (a) if the Shares are listed on any established securities exchange, the closing sales price for such Shares (or the closing bid, if no sales were reported) as traded on such exchange for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in a recognized daily business newspaper or such other source as the Administrator deems reliable; or (b) in the absence of an established market for the Shares, the Fair Market Value shall be determined in good faith by the Board or Committee, taking into account such factors as it considers advisable in a manner consistent with the principles of Section 409A of the Code or with respect to Incentive Stock Options.

“Incentive Stock Option” means any Option that is intended to be and designated in the Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code granted to an U.S. Taxpayer who is an employee of the Company, Parent or any Subsidiary.

“Non-Qualified Stock Option” shall mean an Option which, by its terms, does not qualify or is not intended to qualify as an Incentive Stock Option.

“Parent” means any parent company of the Company within the meaning of Section 424(e) of the Code.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

“Service Provider” shall mean an employee, director, office holder or consultant of the Company, Parent or a Subsidiary.

“Subsidiary” means any subsidiary company of the Company within the meaning of Section 424(f) of the Code.

“Ten Percent Shareholder” means a person possessing more than 10% of the total combined voting power of all classes of shares of the Company, its Subsidiaries or its Parent determined pursuant to the attribution rules set forth in Section 424(d) of the Code.

Shares Reserved under the Plan; Incentive Stock Options.

As of the Effective Date, the maximum number of Shares that may be issued under this U.S. Appendix is 120,000,000, all of which may be issued as Incentive Stock Options and may be adjusted in accordance with the provisions set forth herein and in Section 4.2 of the Plan. Such reserve of Shares available for grants of Incentive Stock Options shall not be increased without the approval of the shareholders of the Company as required pursuant to Section 422 of the Code. Shares subject to U.S. Awards that are cancelled, forfeited, settled for cash or that expire by their terms will again be available for grant and issuance under the Plan. To the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding grants of any entity acquired in any form of combination by the Company, Parent or any Subsidiary shall not be counted against Shares available for grant as U.S. Awards pursuant to the Plan. Notwithstanding the provisions of this Section 0, no Shares may again be optioned as an Incentive Stock Option if such action would fail to qualify under Section 422 of the Code.

Terms and Conditions of U.S. Awards

1.7 Award Agreement. Each U.S. Award granted under this U.S. Appendix to a U.S. Taxpayer shall be evidenced by an Award Agreement between the U.S. Taxpayer and the Company. Such U.S. Award shall be subject to all applicable terms and conditions of the Plan and this U.S. Appendix and may be subject to any other terms and conditions which are not inconsistent with the Plan and this U.S. Appendix and which the Board or Committee deems appropriate for inclusion in an Award Agreement. In particular, the Board or Committee shall have the authority to designate whether an Option is intended to qualify as an Incentive Stock Option or is a Non-Qualified Stock Option. The provisions of the various Award Agreements entered into under the U.S. Appendix need not be identical.

1.8 Withholding Taxes. As a condition to the purchase or acquisition of any Shares hereunder, the U.S. Taxpayer shall make such arrangements as the Board or Committee may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase or acquisition.

Grants of Options.

1.9 Generally. The Board or Committee shall have full authority to grant Options to U.S. Taxpayers pursuant to the terms of this U.S. Appendix, the Plan and the applicable Award Agreement. All Options shall be granted by, confirmed by, and subject to the terms of, an Award Agreement to be executed by the Company and the U.S. Taxpayer. In particular, the Board or Committee shall have the authority to determine whether an Option is intended to qualify as an Incentive Stock Option or is a Non-Qualified Stock Option.

1.10 Eligibility. All U.S. Taxpayers are eligible to be granted Non-Qualified Stock Options under this U.S. Appendix, and only employees of the Company, a Subsidiary or a Parent are eligible to be granted Incentive Stock Options under the Plan and this U.S. Appendix, if so employed on the grant date of such Incentive Stock Option. Eligibility for the grant of an Option and actual participation in this U.S. Appendix and the Plan shall be determined by the Board or Committee in its sole discretion.

1.11 Exercise Price. Each Award Agreement shall state the exercise price per share of the Shares covered by each Option, which option price shall be determined by the Board or Committee and shall be at least equal to the Fair Market Value per Share on the date of grant of the Option; provided that if the exercise price of an Option is less than Fair Market Value, the terms of such Option shall be structured in a manner that is intended to comply with the requirements of Section 409A of the Code. In addition, the terms of Section 6 shall apply to the grant of Incentive Stock Options.

Special Terms for Incentive Stock Options.

1.12 Disqualification. To the extent that any Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Option or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.

1.13 Exercise Price. The exercise price per Share subject to an Incentive Stock Option shall be determined by the Board or Committee at the time of grant of such Incentive Stock Option; provided that the per share exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Share at the time of grant of such Incentive Stock Option; and provided, further, that if an Incentive Stock Option is granted to a Ten Percent Shareholder, the exercise price per Share shall be no less than 110% of the Fair Market Value of the Share at the time of the grant of such Incentive Stock Option.

1.14 Option Term. The term of each Incentive Stock Option shall be fixed by the Board or Committee; provided, however, that no Incentive Stock Option shall be exercisable more than 10 years after the date such Incentive Stock Option is granted; and further provided that the term of an Incentive Stock Option granted to a Ten Percent Shareholder shall not exceed five years.

1.15 Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the time of grant) of Shares with respect to which Incentive Stock Options are exercisable for the first time by a U.S. Taxpayer during any calendar year under this Plan and/or any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. For purposes of this Section 6.4, Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and Treasury Regulations promulgated thereunder. In addition, if a U.S. Taxpayer does not remain employed by the Company, any Subsidiary or any Parent at all times from the time an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by Section 422 of the Code), such Incentive Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of this U.S. Appendix not be necessary in order for the Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Board or Committee may amend this U.S. Appendix accordingly, without the necessity of obtaining the approval of the shareholders of the Company, unless required by applicable law.

1.16 Effect of Termination. Notwithstanding anything to the contrary in the Plan or this U.S. Appendix, and in the absence of a provision specifying otherwise in the relevant Award Agreement with respect to Incentive Stock Options, the following provisions must be met in order for the Award to qualify as an Incentive Stock Option under the Code:

(a) In the event that the U.S. Taxpayer ceases to be an employee of the Company or any Subsidiary or Parent for any reason other than the U.S. Taxpayer’s death or Disability, the vested Options must be exercised within three (3) months from the effective date of termination of the U.S. Taxpayer’s employment with the Company or any Subsidiary or Parent; and

(b) In the event that the U.S. Taxpayer’s employment with the Company, a Subsidiary or Parent terminates as a result of the U.S. Taxpayer’s death or Disability, the Option must be exercised within twelve (12) months following the U.S. Taxpayer’s Date of Termination for death or Disability.

To avoid doubt, the provisions of Section 11 of the Plan shall remain in full force and effect and apply to Options granted as Incentive Stock Options solely to the extent more restrictive than contained herein. The restrictions set forth above represent special additional limitations that apply to qualify as Incentive Stock Options under the provisions of the Code.

1.17 Notice of Disposition. The U.S. Taxpayer shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such Shares to the U.S. Taxpayer.

1.18 Right to Exercise. During a U.S. Taxpayer’s lifetime, an Incentive Stock Option may be exercised only by the U.S. Taxpayer.

1.19 Limit. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the Effective Date.

Performance Rights and Other Interests.

1.20 Performance Rights. A grant of Performance Rights as provided for in the Plan may be made to a U.S. Taxpayer in accordance with the terms and conditions set forth in the Plan, provided that any such Performance Right grant shall be subject to compliance with Section 409A of the Code (or to be structured as to fall within an exception thereto).

1.21 Other Interests. A grant of Other Interests as provided for in the Plan may be made to a U.S. Taxpayer in accordance with the terms and conditions set forth in the Plan, provided that any such Other Interest grant shall be subject to compliance with Section 409A of the Code (or to be structured as to fall within an exception thereto).

Amendment of U.S. Appendix and Individual Grants.

1.22 This U.S. Appendix may be amended or terminated in accordance with the terms governing the amendment or termination of the Plan; provided, however, that without the approval of the shareholders of the Company entitled to vote in accordance with applicable law, no amendment may be made that would: (i) increase the aggregate number of Shares that may be issued under this U.S. Appendix; (ii) change the classification of individuals eligible to receive Incentive Stock Options under this U.S. Appendix; or (iii) extend the term of the Plan or this U.S. Appendix.

1.23 The Board or Committee may, to the extent permitted by the Plan and this U.S. Appendix, amend the terms of any grant theretofore granted, prospectively or retroactively, but, subject to the Plan or as otherwise specifically provided herein, no such amendment or other action by the Board or Committee shall materially impair the previously accrued rights of any holder of such grant without the holder’s consent.

1.24 Notwithstanding any other provisions of the Plan or this U.S. Appendix to the contrary, the Board may amend the Plan, this U.S. Appendix or any grant without the consent of the holder thereof if the Board determines that such amendment is required or advisable for the Company, the Plan, this U.S. Appendix or any grant to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard.

Compliance with Section 409A of the Code.

Although the Company does not guarantee to a U.S. Taxpayer any particular tax treatment of U.S. Awards, U.S. Awards will be designed and operated in such a manner that is intended to be exempt from the application, or in compliance with the requirements, of Section 409A of the Code. Each U.S. Award granted pursuant to the Plan, this U.S. Appendix and the applicable Award Agreement is intended to comply with (or be exempt from) the requirements of Section 409A of the Code and any ambiguities or ambiguous terms herein will be construed and interpreted in accordance with such intent. The Company may modify the terms of this U.S. Appendix, the Plan and/or an Award Agreement, without the consent of the U.S. Taxpayer, in the manner that the Company may determine to be necessary or advisable in order to comply with Section 409A of the Code or to mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical. This Section 9 does not create an obligation on the part of the Company to modify the terms of this U.S. Appendix or the Plan and does not guarantee that an Award or the delivery of Shares thereunder will not be subject to taxes, interest and penalties or any other adverse tax consequences under Section 409A of the Code. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on the U.S. Taxpayer by Section 409A of the Code or for any damages for failing to comply with Section 409A of the Code.

Limits on Transfer.

No U.S. Award shall be assigned, transferred or otherwise disposed of by any U.S. Taxpayer otherwise than by will or by the laws of descent and distribution, and all Options shall be exercisable, during the U.S. Taxpayer’s lifetime, only by the U.S. Taxpayer.

Governing Law.

The validity, construction and effect of the Appendix and any rules and regulations under the Appendix shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws.

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